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                                                                    EXHIBIT j(2)

                         CONSENT OF INDEPENDENT AUDITORS


We consent to the references to our firm under the caption "Financial Highlights" in the Prospectus and "Auditors" in the Statement of Additional Information and to the use of our reports dated December 10, 2001, on the financial statements and financial highlights of the AIM Aggressive Growth Fund, AIM Blue Chip Fund, AIM Capital Development Fund, AIM Charter Fund, AIM Constellation Fund, AIM Dent Demographic Trends Fund, AIM Emerging Growth Fund, AIM Large Cap Basic Value Fund, AIM Large Cap Growth Fund, AIM Mid Cap Growth Fund, and AIM Weingarten Fund as of and for the year ended October 31, 2001 included in the Post-Effective Amendment No. 74 to the Registration Statement (Form N-1A No. 2-25469).



                                            /s/ ERNST & YOUNG LLP

Houston, Texas
August 28, 2002